EXHIBIT 2.1
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                         UNITED STATES BANKRUPTCY COURT
                          SOUTHERN DISTRICT OF FLORIDA
                                 MIAMI DIVISION


ROSE AUTO STORES-FLORIDA, INC.                  CASE  NO. 97-1341 l-BKC-RAM
n/k/a RAS LIQUIDATING, INC.,                    CHAPTER II

        Debtor.




                       ORDER (I) CONFIRMING AMENDED JOINT
                 PLAN OF REORGANIZATION DATED FEBRUARY 10, 1999,
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               AS MODIFIED, AND (II) LIMITING NOTICE WITH RESPECT
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                          TO POST-CONFIRMATION MATTERS
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              A hearing was held on April 22, 1999 to consider the confirmation of the Amended Joint Plan of Reorganiztion, dated February 10, 1999, filed by Rose Auto Stores-Florida, Inc., n/k/a RAS Liquidating, Inc. (the "Debtor") and the Official Committee of Unsecured Creditors (the "Committee") under chapter 11 of the Bankruptcy Code, as modified on April 22, 1999 (the "Plan"), as well as the ore tenus request of the Debtor and the Committee to limit notice with respect to all post-confirmation matters.

         The Plan having been transmitted to creditors and equity interest holders; and

         It having been determined after hearing on notice that:

         1. The Plan has been accepted in writing by the creditors whose acceptance is required by law; and

         2. Adequate notice of the hearing to consider confirmation of the Plan has been provided as required by FRBP 2002, and Local Rule 2002-(l8); and

         3. The provisions of chapter 11 of the Bankruptcy Code have been compiled and that the Plan has been proposed in good faith and not by any means forbidden by law; and






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         4. With respect to each impaired class of claims, each holder of a claim has accepted the Plan, or will receive or retain under the Plan on account of such claim property of a value, as of the effective date of the Plan, that is not less than the amount that such holder would receive or retain if the debtor were liquidated under chapter 7 of the Bankruptcy Code on such date. The Plan does not discriminate unfairly, and is fair and equitable, with respect to each class of claims that are impaired under the Plan, and had not accepted the Plan: and


         5. All parties in interest have had adequate notice of these proceedings and an opportunity to be heard; and

         6. The failure to reference or discuss all or part of any particular provision of the Plan herein shall have no effect on the validity, binding effect and enforceability of such provision, and such provision shall have the same validity, binding effect and enforceability as every other provision of the Plan. To the extent of any inconsistencies between, the terms of this order and the Plan, the terms of this Order shall prevail, except as otherwise provided herein; and

         7. The Plan does not have as its principal purpose the avoidance of the application of Section 5 of the Securities Act of 1933; and

         8. The issuance of Plan Shares to Class 3 Creditors and to HFG account of their allowed claims, satisfies the criteria of 11 U.S.C. 1145 (a) and any recipient of any securities pursuant thereto is not an "underwriter" as defined in 11 U.S.C. 1145(b) of the Bankruptcy Code; and

         9. The Debtor, together with HFG and the Committee, has demonstrated a reasonable probability that a reverse merger or acquisition by the Reorganized Debtor will take place





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prior to the Consummation of the Plan Date by demonstrating previous success with such transactions in other bankruptcy and non-bankruptcy contexts; and

         10. For purposes of 11 U.S.C. Section 1125(c), the proponents of the Plan and HFG, as applicable, have solicited acceptances and rejections of the Plan and otherwise participated in the offering and issuance of securities of the Reorganized Debtor under the Plan in good faith and in compliance with the applicable provisions of'the Bankruptcy Code; and

         11. The Debtor shall be deemed to have received a discharge pursuant to 11 U.S.C. 1141(d)(1)(A) upon meeting the conditions set forth in the Plan prior to the Consummation of the Plan Date; and

         12. If any provision of this Order is hereafter modified, vacated or reversed by subsequent order of this Court or any other court, such reversal, modification or vacation shall not affect the validity of the obligations incurred or undertaken under or in connection with the Plan prior to the Debtors' receipt of written notice of any such order; nor shall such reversal, modification or vacation hereof effect the validity or enforceability of such obligations. Notwithstanding any reversal, modification or vacation hereof, any such obligation incurred or undertaken pursuant to and in reliance on this order prior to the effective date of such reversal, modification or vacation shall be governed in all respects by the provisions hereof and of the Plan, and all documents, instruments and agreements related thereto, or any amendments or modifications thereo.


         IT IS THEREFORE:

         ORDERED that the Plan is confirmed; and it is further




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         ORDERED, that the Modification to the Plan dated April 22, 1999 (the
"Modification") is approved. Based upon the approval of the Modification, the Objection to Confirmation articulated by Acktion, Inc., in connection with Acktion Inc.'s objection to the adequacy of the Disclosure Statement is overruled ; and it is further

         ORDERED, except as set forth in the Plan, on and after the Confirmation Date, every holder of a Claim or Equity Interest shall be precluded and enjoined from asserting against the Debtor, the assets of the Reorganized Debtor and the assets held by the Creditor Trust pursuant to the Plan, any claim based on any document, instrument, judgment, award, order, act, omission, transaction or other activity of any kind or nature that occurred prior to the Confirmation Date; and it is further

         ORDERED, that the holders of Class 3) Claims which are entitled to receive Plan Shares of the Reorganized Debtor issued pursuant to the Plan are hereby enjoined from selling or otherwise trading their claims and are enjoined from selling or otherwise trading the Plan Shares when received until the completion of each reverse merger or reverse acquisition as provided for in the Plan; and it is further

         ORDERED, that Timothy P. Halter, as the sole officer and director of the Reorganized Debtor, is hereby authorized to execute any necessary documents to meet the statutory requirements for filing the necessary papers with the states of Florida and Delaware to effectuate the terms of the Plan; and it is further

         ORDERED, that if the Reorganized Debtor, in meeting its requirement to file a certificate of completion of a reverse merger or acquisition by no later than the Consummation of the Plan Date, as set forth in Plan Article VI (0)(a) and Article IX (0), files such certificate after a final decree is entered and this case is closed, then such filing of the certificate shall be deemed to be an allowed


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reopening of this case, pursuant to 11 U.S.C.ss.350 (b) and F.R.B.P. 5010 that is related to the Reorganized Debtor's discharge and as such no fee will be required for Filing the certificate of completion of a reverse merger or acquisition under 28 U.S.C. 1930 (b); it is further

         ORDERED, that John T. Grigsby, Jr., the Chief Executive Officer of the Debtor, is authorized and directed to execute all documents reasonably necessary to make the Plan effective, including, but not limited to, the ("Creditor Trust; and it is further

         ORDERED, that the debtor shall pay the United States Trustee the fees imposed pursuant to 28 U.S.C. Section 1930(a)(6) within ten (10) days of the entry of this order for pre-confirmation periods and simultaneously provide to the United States Trustee an appropriate affidavit indicating the cash disbursements for the relevant period; and the Creditor Trust shall further pay the United States Trustee the fee imposed pursuant to 28 U.S.C. ss. 1930(a)(6) for post-confirmation periods within the time period set forth in 28 U.S.C. ss. 1930(a)(6), until the earlier of the closing of this case by the issuance of a Final Decree by the Court, or upon the entry of an Order by this Court dismissing this case or converting this case to another chapter under the United States Bankruptcy Code and the party responsible for paying the post-confirmation United States Trustee fees shall provide to the United States upon the payment of each post-confirmation payment an appropriate affidavit indicating all the cash disbursements for the relevant period; and it is further

         ORDERED, that pursuant to Article V.A of the Plan, on the Effective Date all property of the Debtor, including, but not limited to, all cash (other than $10,000 which shall be retained by the Reorganized Debtor), shall be transferred to the RAS Liquidating, Inc. Liquidating Trust Indenture (the "Creditor Trust"). John T. Grigsby, Jr., shall serve as the Trustee (the "Liquidating Trustee") of the Creditor Trust and shall serve without compensation. The Creditor Trust shall make




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distributions pursuant to, and in accordance with, the terms of the Plan and in accordance with the terms and conditions as set forth in the Creditor Trust which was attached to the Plan, as modified. Creditor Trust shall, not later than sixty (60) days after July 29, 1999, file a Final Report of Estate and Motion for Final Decree Closing Case on the Court approved local form. Failure to timely file the Final Report of Estate and Motion For Final Decree Closing Case may result in the imposition of sanctions against the debtor's counsel, which may include the return of attorney's fees; and its is further

         ORDERED, that Debtor and the Creditor Trust shall remain subject to the jurisdiction of this Court until the Consummation of the Plan Date. Subsequent to the Consummation of the Plan Date, this Court shall retain jurisdiction over such other matters as may be pending on the Consummation of the Plan Date, and shall retain jurisdiction to resolve any disputes arising under the Plan for which relief may be granted under the Bankruptcy Code and Bankruptcy Rules, including but not limited to those matters described in the Plan; and it is further

         ORDERED, that the ORE TENUS motion of the Debtor and the Committee to limit notice of ali post-confirmation matters is GRANTED. All pleadings, notices or other matters filed or served from and after the confirmation Date (other than this Order) shall be served only upon counsel of record, the twenty largest unsecured creditors and any other party who makes a written request for service upon counsel for the Debtor.








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         ORDERED. that the Court will conduct a post-confirmation status conference on July 29, 1999 at 10:00 a.m. in Courtroom 1406, 51 S.W. First Avenue, Miami, Florida, to determine whether the Debtor has complied with the provisions of this Order.

         DONE and ORDERED in the Southern District this 22nd day of April, 1999.




                                             /s/ ROBERT A. MAPK
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                                             ROBERT A. MAPK, JUDGE
                                             United States Bankruptcy Court
cc:      Attorney for Debtor
         U.S. Trustee
         All Creditors

(The Debtor's counsel is directed to immediately mail a conformed copy of this Order to all creditors and parties in interest and file a certificate of mailing with the Court).











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